Exhibit 99.B(p)(28)

Code of Ethics and Standards of Professional Conduct

Hillsdale Investment Management Inc. (“Hillsdale”) is a Portfolio Manager, Exempt Market Dealer and Investment Fund Manager registered with the provincial securities commissions in Canada as well as an Investment Adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”). Pursuant to Section 204A-1 of the Advisers Act and Canadian securities regulation, Hillsdale has adopted this Code of Ethics and Standards of Professional Conduct (the “Code”).

The Code of Ethics and Standards of Professional Conduct include Personal Trading, Conflict of Interest and Whistleblower policies.

Access Person

“Access Person” means any person who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Given the concentration of activities in one office location and the information available via the internal Portfolio Investment Management System, every employee of Hillsdale is to be considered an Access Person for the purposes of this policy. In addition, certain consultants of Hillsdale working closely with Portfolio Management and Research staff or having access to Hillsdale’s Portfolio Investment Management System are also considered Access Persons.

Code of Conduct

Hillsdale adheres to a policy of sound investment principles, practices and high ethical standards. This Code has been designed to guide Hillsdale’s Access Persons in exercising their responsibility for compliance with key regulations of the investment adviser industry.

Hillsdale has adopted the Code of Ethics and Standards of Professional Conduct administered by the CFA Institute. The CFA Institute is a global not-for-profit association of investment professionals, including but not limited to portfolio managers, financial advisers and research analysts. Hillsdale has elected to have the CFA Institutes Code of Ethics and Standards of Professional Conduct apply to all Access Person engaged by Hillsdale, regardless of their status as a CFA charterholder. The CFA Institute’s Code of Ethics and Standards of Professional Conduct, as amended and effective July 1, 2014, is included at the end of this policy.

Violations

Hillsdale expects Access Persons to behave ethically, both inside and outside the workplace. If an Access Person becomes aware of any violation of the Code, or suspects that one may have occurred, full details must be reported promptly to the CCO and their designate (see Whistleblower Policy). Subject to due process and depending on severity, violations of the Code will be met with written warning, private censure, public censure, termination of employment and in some cases, legal action.

Access Persons, employees, officers, directors, or members of the Board of Directors are required to promptly report the discovery of the following to the Chief Compliance Officer (“CCO”) (and their designate):

•                  Any convictions within the last ten years that are tied to securities transactions or employment in the securities field;

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

•                  Any permanent or temporary securities-related injunctions or similar legal action that prevents them from acting in certain capacities in the securities arena.

Any reports related to convictions, injunctions and legal actions of Access Persons will be investigated and reviewed by the CCO and, if required, by legal counsel that is familiar with the applicable laws.

Personal Trading & Conflict of Interest Policy

Introduction

Employees and consultants of Hillsdale Investment Management Inc. (“Hillsdale”) have both a fiduciary and regulatory obligation to act for the benefit of Hillsdale’s clients and to place clients’ interests ahead of their own. It is essential that all parties are aware that conflicts of interest, as well as the appearance of conflicts of interest, do arise from time to time.

A conflict of interest is considered to exist when a rational, unbiased observer might conclude that there exists a conflict between personal interest and fiduciary obligation. The conflict may be real or perceived and both are to be avoided. If a potential conflict arises, Hillsdale’s employees and consultants are expected to exercise the business judgment of a reasonable and prudent person and act in the best interests of Hillsdale’s clients.

The purpose of this policy is to outline the rules applicable to personal trading, to the receipt of gifts and to the control of paid outside activity, with the objective of limiting the potential for and appearance of conflicts of interest. Other potential conflicts of interest, e.g. fairness in trade allocations, are addressed in other Hillsdale policies. Breaches of this policy or non-compliance may result in a written warning, a revision to employment or consulting responsibilities, the requirement to forfeit any trading profits or to pay for gifts received or the outright termination of employment or consulting services by Hillsdale for cause. The course of action will be determined at the discretion of the designated Chief Compliance Officer and senior management. There may also be additional punishment under applicable Canadian securities laws and U.S. federal securities laws, rules and regulations.

This policy is the responsibility of, and will be administered by, the Chief Compliance Officer (“CCO”) for Hillsdale or his designates. All references in this document to the CCO include his designates.

This policy should be read in conjunction with the Code of Ethics & Standards of Professional Conduct policy and is considered to be an integral part of that policy.

Potential Conflicts of Interest

While it is not possible to delineate every situation that could cause a conflict of interest, there are three main areas where conflicts of interest can occur: 1. Receipt of gifts; 2. Paid outside activity; and 3. Personal trading. Employees and consultants of Hillsdale are expected to use judgment and to seek advice from the Chief Compliance Officer if there is any doubt as to the existence of a conflict of interest, as well as to notify the Chief Compliance Officer immediately upon becoming aware of a conflict of interest.

Hillsdale’s policies with respect to gifts and paid outside activity are:

1.                            Gifts — Other than token items such as calendars, notepads or pens bearing advertisements the acceptance of gifts with a value in excess of $250 is prohibited (e.g. trips, event tickets, other electronics etc.). A gift can be accepted if any amount in excess of $250 is reimbursed to the provider. This does not prohibit Access Persons from accepting meals or beverages when offered in conjunction with marketing to clients, professional meetings etc. Staff may also attend social functions or events (e.g. hockey games) outside of normal business hours with companies currently in a contractual arrangement with Hillsdale provided that personnel representing the company are also in attendance. Judgment must be exercised at all times.

2.                            Paid Outside Activity — All employees must request permission in writing before engaging in any outside activity for which they will be compensated. While consultants to Hillsdale are not prohibited from such activity they must inform the company of its nature and extent, particularly if they wish to invest in the Hillsdale funds under the available securities exemptions.

Examples of conflicts of interest in Personal Trading are:

1.                            The use of any non-public information for monetary or reputational gain. This includes “tipping”, the transmission of non-public information to others for use in their trading.

2.                            The execution of an advantageous personal trade for gain in advance of a trade in the same security for client portfolios, also known as “front-running”. This is not only a breach of this policy but is generally punishable under applicable Canadian securities legislation and U.S. federal securities laws, rules and regulations.

3.                            The use of their position in the company to obtain special treatment or investment opportunities not generally available to the funds or the public.

4.                            The use of client commission dollars to fund personal research or to secure preferential trades.

5.                            The excessive use of company time and resources to support research or execution of personal trades.

Since the business of Hillsdale is primarily as a portfolio manager and investment fund manager, Personal Trading is the largest potential conflict of interest category and is addressed in detail in the following sections.

Hillsdale strongly encourages all employees and consultants wishing to actively trade in securities to invest directly in the funds managed by Hillsdale. This greatly lessens the potential for conflicts of interest.

Summary of Personal Trading Guidelines

To avoid the perception of conflict of interest, Personal Trading by employees and some consultants of Hillsdale (“Access Persons”) can be executed only in “Covered Accounts” (as defined below).

Upon joining Hillsdale, each Access Person is required to do the following:

1.                            Provide to the CCO a complete listing of all Covered Accounts held and a detailed list of the holdings in each account. In addition a signed declaration of understanding and adherence to this policy, as well as the Code of Ethics and Standards of Professional Conduct must be provided.

2.                            Instruct their broker/dealer(s) to provide duplicate copies of monthly statements and trade confirmation slips directly to the CCO for all Covered Accounts.

3.                            Obtain approval, in advance, from the CCO for any personal trades as required.

4.                            Provide to the CCO, quarterly, a certification that all applicable activity and accounts have been reported to the CCO.

5.                            Provide to the CCO, annually, a complete listing of all Covered Accounts held and a detailed list of the holdings in each account, or a certification in writing that the information provided under (2) above is complete.

6.                            Provide to the CCO an annual certification that they have read and understood the Personal Trading & Conflict of Interest Policy, Code of Ethics and Standards of Professional Conduct and are in compliance with their provisions.

Definitions

For purposes of this policy and U.S. regulatory purposes, the words and terms below have the meanings specified. For Canadian regulatory purposes these terms and meanings apply as necessary, or Canadian equivalents are to be used.

“Access Person” means any supervised person who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Given the relatively small number of employees at Hillsdale, the concentration of activities in one office location and the universal availability of Hillsdale’s online trade blotters, for the purposes of this policy every employee of Hillsdale is to be considered an Access Person. In addition, certain consultants of Hillsdale working closely with Portfolio Management and Research staff or having access to Hillsdale’s online trade blotters are also considered Access Persons.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means the same as it does under Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect “pecuniary interest.” In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power. For clarity, for the purposes of this policy an Access Person is deemed to have beneficial ownership of any account which they are managing or in which they are placing trades on behalf of another party, e.g. relative or friend.

“Covered Account” means any account holding a Reportable Security in which an Access Person has Beneficial Ownership. This may include an account managed by Hillsdale pursuant to an investment management agreement. Any question of whether an account is a Covered Account should be discussed with the Chief Compliance Officer for a decision. Covered Accounts include, but are not limited to, the following:

•                                          Staff members own account(s);

•                                          Any account over which the Staff exercises trading authority, control or investment influence;

•                                     Accounts owned by or established for the benefit of the Staff members spouse, minor children and any other person living in the household of the Staff member or to whose financial support the Staff significantly contributes;

•                                     Any account in which the Staff has a financial interest, e.g. a limited partnership, other than as a passive investor; and

•                                     Any account for which the Staff serves as trustee, executor, custodian, guardian, conservator or in any other fiduciary capacity.

“Exempt Security” , i.e. no pre-approval to trade is required, includes:

•                                     Securities of open-end mutual funds, exchange traded funds, segregated funds and pooled trust funds which are not Reportable Funds;

•                                     Securities issued or guaranteed by the Canadian federal or any provincial government, or their agencies;

•                                     Securities issued or guaranteed by national governments or their agencies;

•                                     Securities issued or guaranteed by corporations, including equities, corporate bonds, options or futures on any broadly based market indices, traded primarily on exchanges in countries for which Hillsdale has not established a fund that trades in the securities of corporations resident in that country;

•                                          Shares or units issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are a Reportable Fund;

•                                          Units of Reportable Funds;

•                                          Bankers’ acceptances, guaranteed investment certificates, certificates of deposit, and other deposits with financial institutions (although they may not technically be “securities”);

•                                          Commercial paper and high quality short-term debt instruments, including repurchase agreements and short-term debt securities maturing in less than 91 days from their date of issue;

•                                          Physical commodities or securities relating to those commodities; and

•                                          Securities of Hillsdale, in which the funds are prohibited from investing.

The above securities have been designated as exempt securities because trading in those securities by Access Persons will generally not affect the price of the securities or limit their availability to the funds, or because trading in those securities by the funds will not provide a personal benefit to the Access Person.

“Initial Public Offering” means an offering of securities not previously registered for sale in a jurisdiction of Canada or registered in the United States under the Securities Act of 1933 (“Securities Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration in the United States under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

“Minimum Hold Period” means 30 calendar days after the execution of a personal trade in a Reportable Security.

“Portfolio Manager” means anyone involved in the portfolio management process researching data and/or making or making recommendations for investments.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means any fund for which Hillsdale is considered the investment manager for regulatory purposes or: (i) Any fund for which Hillsdale serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (“Company Act”) (i.e., in most cases Hillsdale must be approved by the fund’s board of directors before it can serve); or (ii) Any fund whose investment adviser or principal underwriter controls Hillsdale, is controlled by Hillsdale, or is under common control with Hillsdale. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Company Act. Reportable Fund also includes any client accounts managed on a segregated basis.

“Reportable Security” , i.e. pre-approval to trade is required, means any equity, option, derivative or other instrument whose price depends on an equity price, traded on any exchange, alternative trading system (ATS) or over the counter (OTC) market around the world, or any other security instrument, in which a Reportable Fund may invest. It also includes a security, in which a Reportable Fund may invest, as defined in section 202(a)(18) of the Advisers Act (in general terms any interest or instrument commonly known as a “security” in Canada or the U.S.

“Restricted Trading List” is a list of companies whose securities Access Persons are restricted from trading for their own personal accounts and/or Reportable Funds. Such trading restrictions may be appropriate to protect the Company and its Access Persons from potential violations, or the appearance of violations, of securities laws ((ie. receipt or potential for receipt of material non-public information, firm ethical policies).

“U.S. Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Company Act, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. In particular, SEC Rule 204A-1 deals with the requirement for advisers to have a Code of Ethics, which incorporates personal trading requirements.

Personal Trading Policy

This policy applies to all Covered Accounts in which an Access Person intends to execute either directly or through Hillsdale’s trade desk a personal trade in a Reportable Security.

Transactions in a Reportable Security must be approved before execution. This requirement for pre-approval does not apply to trades with a value of CAD$1,000 or less (or the foreign currency equivalent) or to a trade in an Exempt Security.

Hillsdale believes that excessive trading by its Access Persons can raise compliance and conflicts issues. Hillsdale encourages investment rather than short-term trading by employees. Accordingly, all Covered Accounts will be subject to monitoring for short term trading abuses. After approval of a trade and its execution any additional transactions in the Reportable Security are prohibited for the Minimum Hold Period, i.e. 30 calendar days.

Each broker/dealer holding a Covered Account not covered by an investment management agreement with Hillsdale must be directed to send duplicate copies of monthly statements and trade confirmation slips directly to Hillsdale for the attention of the CCO.

Each Access Person must provide to the CCO quarterly and annual certifications as outlined below and any other documentation that may be requested.

Trade Approval Process

Requests for approval to trade a Reportable Security must be sent by email to the CCO.

The CCO will review all relevant information and will only grant approval for the proposed personal trade if the he/she is satisfied that the trade will not be contrary to the best interests of the funds, and does not contravene any of the other restrictions imposed by this policy. The CCO will determine the period of time during which the Access Person may conduct the approved trade, in most cases a maximum of 1 business day. Approval of the trade, if given, will be sent by email to the Access Person. The Access Person must re-apply for prior approval if any part of the approved trade has not been completed by the end of the trading approval period and the Access Person still wishes to complete the remainder of the trade.

The CCO will generally not approve the proposed trade if it is known that there will be trading in a security of the same issuer by the Hillsdale funds within the next 1 trading day. Trades will be approved with the requirement that they must occur after the Reportable Funds have completed their trading in the issue.

The following activities are specifically prohibited and will not be approved:

1.        A trade to or from one of the Reportable Funds managed by Hillsdale;

2.        A trade in a security for which there is an unfilled order outstanding by any of the Reportable Funds;

3.        A trade involving the use of derivatives which serves to evade the restrictions imposed by this policy;

4.                            A purchase of an offering which is subject to allocation, such as a new or secondary public offering in Canada, a private placement in Canada, or an Initial Public Offering or Limited Offering in the United

States (as defined above). An exception to the Canadian private placement prohibition may be made if the CCO is satisfied that the issuer is a “private company” under the Securities Act (Ontario) and there is no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples of such exceptions include investments made under private placement exemptions, such as tax shelters.

5.                            Any trade, which in the opinion of the CCO will create a conflict of interest with the best interests of Hillsdale clients.

6.                            A trade in a security that is on the Hillsdale Restricted Trading List for “All Portfolios”.

Compliance and Policy Review Process

The CCO will regularly review trading account statements, confirmation slips and transaction reports to ensure compliance with this policy. This will include confirmation that only approved trades have been executed in the appropriate time frames for Reportable Securities.

The CCO will regularly review all quarterly securities transactions and holdings reports required to be filed by Access Persons, and maintain a record of such review, including the name of the compliance personnel performing the review. The CCO will also review all initial and annual holdings reports required to be filed by Access Persons, and maintain a record of such review, including the name of the compliance personnel performing the review.

The CCO will report to the President of Hillsdale on a regular basis summarizing:

•            Compliance with the policy for the period under review;

•            Violations of the policy, if any, for the period under review and sanctions imposed or proposed.

The CCO will report to the Board of Directors any matters deemed necessary.

Personal Securities Transactions Reports

In order to ensure compliance with this policy and applicable laws, rules and regulations the following Personal Securities Transaction Reports will be maintained by Hillsdale:

1. INITIAL HOLDING REPORT

Within ten days after becoming an Access Person, each Access Person must furnish a report to the CCO showing (i) the date of the report, (ii) title and exchange ticker symbol or CUSIP number; (iii) the name, class and number of shares, principal amount, interest rate and maturity date (if applicable), of each security in which the Access Person has Beneficial Ownership (as defined above) on the date such person became an Access Person and (iv) the name of any broker, dealer or bank with an account holding any securities in which the Access Person has Beneficial Ownership as of the date such person became an Access Person. The information must be current as of a date no more than 45 days prior to the date the person become an Access Person. In most cases this requirement is met by providing copies of the latest monthly statements from the broker/dealer holding the account.

2. ANNUAL HOLDING REPORT

On an annual basis, each Access Person must furnish a report or equivalent information to the CCO showing (i) the date of the report, (ii) title and exchange ticker symbol or CUSIP number, (iii) the name, class and number of shares, principal amount, interest rate and maturity date (if applicable) of each security in which the has Beneficial Ownership as of a date no more than 45 days prior to the date of the report, and (iv) the name of any broker, dealer or bank with an account holding any securities in which the Access Person has Beneficial Ownership as of a date no more than 45 days prior to the date of the report. In most cases this requirement is met by the provision of copies of the latest monthly statements from the broker/dealer holding the account direct to the CCO. Any additional reports will be required as part of the annual acknowledgement process.

3. QUARTERLY TRANSACTION REPORT

No later than 30 days after the end of each calendar quarter, each Access Person must furnish the following securities transactions reports or equivalent information to the CCO (on forms sent to the Access Person each quarter):

•    With respect to any transactions in Reportable Securities in the previous calendar quarter in which the Access Person had Beneficial Ownership, a report showing (i) title and exchange ticker symbol or CUSIP number; (ii) the date of the report; (iii) the date of the transaction, the name, class and number of shares, and the principal amount, interest rate and maturity date (if applicable) of each security involved; (iv) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (v) the price at which the transaction was effected; and (vi) the name of the broker, dealer or bank with or through which the transaction was effected; and

•    With respect to any account established during the past quarter in which any securities were held during the quarter in which the Access Person had Beneficial Ownership, a report showing (i) the date of the report; (ii) the name of the broker, dealer or bank with which established the account; and (iii) the date the account was established.

In most cases this requirement is met by the CCO receiving copies of the monthly statements direct from the broker/dealer holding the account. Staff will be required to certify that such statements have disclosed all required activity and that all required accounts have been disclosed to the CCO.

4. EXCEPTIONS TO REPORTING

•    An Access Person need not submit a transaction report with respect to transactions effected pursuant to an Automated Investment Plan (as defined above).

•    An Access Person need not make a quarterly transaction report and need only file a certification if the report would duplicate information contained in broker trade confirmations or account statements received by the CCO (see above).

Confidentiality of Information

All information received by the CCO will be kept confidential and will only be disclosed to others if the disclosure is required to administer this policy or is required by securities regulators or other competent legal authorities. Both the CCO and the Access Person are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under applicable Canadian securities legislation and U.S. federal securities laws, rules and regulations.

All information is also subject the Hillsdale’s Privacy Policy.

Exemptions

Exemptions to the requirements of this policy, or specific aspects, will be granted on an exception basis upon application to the CCO.

Recordkeeping

Hillsdale will maintain the following records:

•            A copy of this policy along with the Code of Ethics & Standards of Professional Conduct adopted by Hillsdale that is or has been in effect during the past five years (maintained in an easily accessible place).

•            A copy of any record or report of any violation of this policy and any action taken thereon (maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs);

•            A copy of each report made by an Access Person as required by this policy and all trade authorization forms, (maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place);

•            A record of all persons, currently or within the past five years, who are or were required to make reports under this policy, and who are or were responsible for reviewing these reports (maintained in an easily accessible place);

•            A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities in a Canadian new or secondary offering or private placement, or U.S. Initial Public Offering or Limited Offering; and

•            A copy of any decision by the CCO to approve a waiver from any restriction or procedure contained in this policy.

Whistleblower Policy

Introduction

Employees and consultants that are “Access Persons” of Hillsdale Investment Management Inc. (“Hillsdale”) are required both to adhere and to annually attest to the Hillsdale Code of Ethics & Standards of Professional Conduct, in conjunction with the Personal Trading & Conflicts of Interest policies (combined as the “Code”). For the purpose of this policy, “Access Persons” include all employees and certain consultants that are authorized to access Hillsdale’s Portfolio Investment Management System.

Adherence to the Code and its policies requires that Access Persons observe a high standard of business and personal ethics in the conduct of their duties and responsibilities. Access Persons must practice honesty and integrity in fulfilling their responsibilities and comply with all internal compliance policies and applicable laws and regulations.

Hillsdale’s Whistleblower policy is intended to encourage and enable Access Persons to raise concerns about potential or known violations of the Code, internal compliance policies and securities laws, rules or regulations. This policy provides guidance on the reporting of complaints and allegations to the Chief Compliance Officer (“CCO”) and their designates.

The Whistleblower Policy is the responsibility of, and will be administered by, the CCO and their designates. All references in this document to the CCO include their designates where applicable and acceptable pursuant to Section 204A-1 under the Advisors Act of 1940 (“Advisers Act”).

This policy should be read in conjunction with the Code of Ethics & Standards of Professional Conduct and Personal Trading & Conflicts of Interest policies and is an integral part of those policies.

Reporting

Access Persons are required to notify the CCO promptly if they know or suspect any violation of the Code, other internal compliance policies or securities laws, rules and regulations. If a matter implicates the CCO directly, notice of a violation may be provided to another Senior Officer. To ensure the effectiveness of this policy, Access Persons can report any concerns or suspicions of improper activity at Hillsdale confidentially and without retaliation.

In order to report concerns or suspicions of improper activity, an Access Person may provide a confidential (email) or anonymous (paper) written submission to the CCO. The submission should include a detailed description of the activity for which there is a complaint or concern and, if known and applicable, should specify the date(s) and location(s) of such activity. The CCO will notify the sender, if known, and acknowledge receipt of the complaint or concern.

On an Annual Basis, the CCO shall prepare a written report describing any material violations that were reported under this policy and any sanctions imposed due to such violations. The report will be presented to the Hillsdale Board of Directors.

Responsibility of the Whistleblower

An Access Person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing that improper activity has occurred. Reporting an allegation known to be false will be considered a serious offense and will be subject to disciplinary action that may include termination of employment or contract.

Confidentiality

The CCO will take seriously any report regarding a potential violation of Hillsdale’s policies or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Reports of complaints or concerns will be kept confidential to the extent practicable, consistent with the need to conduct an adequate investigation. Access Persons are to be assured that Hillsdale will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner. To protect the confidentiality of the individual submitting such a report and to enable Hillsdale to conduct a comprehensive investigation of reported misconduct, Access Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information to parties that are not necessary to the investigation.

No Retaliation

It is Hillsdale’s policy that no Access Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Access Person who retaliates against another Access Person that is reporting a complaint or concern will be subject to disciplinary action, which may include termination of employment or contract. An Access Person who believes that they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to other Senior Officers in the event the concern pertains to the CCO.

Annual Certification

INITIALS

I hereby acknowledge that I have read and understand the above Code of Ethics & Standards of Professional Conduct, Whistleblower and Personal Trading & Conflict of Interest Policies of Hillsdale Investment Management Inc.

I certify that I am in compliance with the provisions of the policies outlined in the Code of Ethics & Standards of Professional Conduct.

I certify that I am in compliance with the provisions of the policies Personal Trading & Conflict of Interest Policy. A detailed listing of all securities in which I have a beneficial interest: (check one)

☐ is attached.

☐ has been provided to the CCO directly through duplicate broker/dealer statements.

I certify that I have not made any direct or indirect contributions to an official of a US government entity, or direct or indirect payments to a US political party of a US State or political subdivision thereof, or to a US political action committee.

Name & Signature	Date

Sources utilized in development of this policy:

Investment Funds Institute of Canada Code of Ethics for Personal Investing — May 1998

Canadian Securities Administrators 2001 National Compliance Review — August 2, 2002

Various speeches by Ontario Securities Commission staff re compliance reviews and issues — June 1998

University of Toronto Asset Management Corporation Conflict of Interest Policy — 2002

AIMR Code of Ethics and Standards of Professional Conduct — amended & restated May 1999

The CFA Institute Code of Ethics and Standards of Professional Conduct — amended and effective January 1, 2006

The CFA Institute Asset Manager Code of Professional Conduct — 2nd edition 2009

National Instrument 31-103 and Companion Policy — Registration Requirements and Exemptions September 2009

Adopted September 2002, updated September 2004, June 2006, March 2007, April 2008, May 2010, September 2011, December 2017, October 2018

Adopted March 1998, revised and updated June 2006, July 2010, October 2011, October 2014, December 2016, September 2018, October 2018, November 2018

qit CFA Institute

CODE OF ETHICS

AND STANDARDS OF

PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics. education. and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally. regardless of job function. cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst’ (CFA’) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility Violations may result in disciplinary sanctions by CFA Institute Sanctions can include revocation of membership. revocation of candidacy in the CFA Program. and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA chanecholders) and candidates for the CFA designation )’Members and Candidates’) must.

•                  Act with integrity, competence diligence respect and in an ethical manner with the public. clients. prospective clients, employers, employees, colleagues in the investment profession. and other participants in the global capital markets

•                  Place the integrity of the investment profession and the interests of clients above their own personal interests

•                  Use reasonable care and exercise independent professional judgment when conducting investment analysis. making investment recommendations, taking investment actions, and engaging in other professional activities

•                  Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession

•                  Promote the integrity and viability of the global capital markets for the ultimate benefit of society

•                  Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

L PROFESSIONAUSM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government. reg u/atory organization licensing agency. or professional association governing their professional activities In the event of conflict. Members and Candidates must comply with the more strict law, rule or regula. bon Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws rules, or regulations

B. Independence and Objectivity. Members and Canddates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, 50110t. or accept any gift, benefit compensation or consideration that reasonably could be expecte:: to compromise their own or anther’s independence and objectivity

C. Misrepresentation ‘ - begs and Candidates must not knowingly e..tions relating to investment analysis _st ens, or other professional activities.

D Misconduct.’.’ embers and Candidates must not engage in any r Jun t involving dishonesty, fraud, or deceit or comm t any a:t that reflects adversely on their professional reputation. integrity, or competence.

IL INTEGRITY OF CAPITAL MARKETS

A. Materiel Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the :n’o:ma7

B. Market Manipulation. %/embers and Candidates must not engage

„ •                                 ::¢ prices or artificially inflate trading volume; re rtes.[ to mislead market participants.

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III. DUPES TO CLIENTS

A. Loyalty. Prudence. and Cara Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients interests before their employees or their own interests.

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members and Candidates are in an advisory relationship with a client, they must:

a. Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives. and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this inforni tion regularly.

b. Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c. Judge the suitability of investments in the context of the client’s total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style. they must make only investment recommendations or take only invest-consistent with the stated objectives zrtfolio.

a Performance Presentation. V.’ hen communicating investment performance int ormat an Members and Candidates must make reasonable efforts to ensure that it is fair, accurate and complete

D. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client.

2. Disclosure is required by law, or

3. The client or prospective client permits disclosure of the information

IV. DUPES TO EMPLOYERS

A  Loyalty. In matters related to their employment. Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities. divulge confidential information. or otherwise cause harm to their employer

B Additional Compensation Arrangement& Members and Can :II dates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer S interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisor& Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws. rules, regulations, and the Code and Standards.

V. INVESTMENT ANALYSIS. RECOMMENDATIONS. ANDACTIONS

A. Diligence and Reasonable Basis. Members and Candidates must: 1. Exercise diligence, independence. and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

•        Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis. recommendation. or action.

B. Communication with Clients and Prospective Ciente.

Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities. and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2       Disclose to clients and prospective clients significant limitations and risks associated with the investment process.

3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses. recommendations, actions, and other investment-related communications with clients and prospective clients.

VI CONFLICTS OF INTEREST

A. Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients. and employer Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language. and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients. as appropriate, any compensation consideration, or benefit received from or paid to recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CM CANDIDATE

A. Conduct as Participants in CFA Institute Programs. Members and        must not engage in any conduct that compromises 7 –.- gr.ty of CFA Institute or the CFA designation           C7 security of the CFA Institute programs.

B. Reference to CFA Institute. the CM Designation. and the CFA Program. ‘‘.hen refetrg to CFA Institute. CFA Institute member- CIA designation, or candidacy in the CFA Program tLIV.E.:’S and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute. holding the CFA designation, or candidacy in the CFA program.

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